Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces Record Date and Payment Date for Distribution to Unitholders for the First Quarter of 2022

HOUSTON, Texas April 6, 2022: BP Prudhoe Bay Royalty Trust (NYSE: BPT) announced that unitholders will receive a dividend for the quarter ended March 31, 2022. The dividend information is as follows:

Ex-Dividend Date:	April 14, 2022

Record Date:	April 18, 2022

Payable Date:	April 20, 2022

Dividend Rate:	$1.0875353 per Unit

As provided in the Trust Agreement, the quarterly royalty payment by Hilcorp North Slope, LLC to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of revenue is determined by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes.

For the three months ended March 31, 2022, the Per Barrel Royalty was calculated based on the following information:

Average WTI Price	$94.45
Average Adjusted Chargeable Costs	$69.61
Average Production Taxes	$3.42
Average Per Barrel Royalty	$21.12
Average Net Production (mb/d)	73.5

The average daily closing WTI price was above the “break-even” price for the quarter, resulting in a quarterly payment with respect to the Royalty Interest of $23,813,974 to the Trust, after the addition of $760,579 representing an underpayment to the Trust for quarter ended December 31, 2021. In accordance with the Trust Agreement, the Trustee will pay all accrued expenses of the Trust, then distribute the excess, if any, of the cash received by the Trust over the Trust’s expenses to unitholders. After paying the Trust’s expenses accrued through March 31, 2022, $23,273,256 is available for distribution to unitholders.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trustee. The actual results, performance and prospects of the Trust could differ materially from those expressed or implied by forward-looking statements. Descriptions of some of the risks that could affect the future performance of the Trust appear in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov. Neither the Trust nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.

Contact:

Elaina Rodgers

Vice President

The Bank of New York Mellon Trust Company, N.A.

713-483-6020